UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2010

Hooker Furniture Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, VA	24112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (276) 632-0459

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Item 2.06. Material Impairments.

On November 3, 2010, Hooker Furniture Corporation decided to transfer and consolidate the Cherryville, NC operations and corporate offices of its Bradington-Young domestic upholstery finished goods production from Cherryville to Hickory, NC. This move will consolidate Bradington-Young's domestic upholstery finished goods production at its Hickory plant. Hooker Furniture decided to undertake the consolidation in response to the lagging recovery, continued softness in purchases of consumer durables and the emergence of a more value conscious consumer with the intent to enhance Bradington-Young's long-term competitiveness and maximize efficiencies by utilizing the newer, more efficient operations and resources available at Bradington-Young's Hickory facility.

Management met with the affected employees and announced the consolidation on November 8, 2010. The majority of the 121 full-time employees from the Cherryville facility will be offered transfers to the newly consolidated Hickory facility. Additionally, Cherryville corporate office employees will be offered transfers to an administration and support facility near the Hickory plant. However, some positions in Cherryville will be eliminated due to redundancy with those at the Hickory operation. Bradington-Young's leather cutting and sewing operations will remain in its separate, existing cover plant in Cherryville due to the specialized nature of that auxiliary plant for the storing, cutting and sewing of leather. The Cherryville leather cutting and sewing plant will supply the newly consolidated Hickory plant. Upon completion of the consolidation, Bradington-Young expects to save approximately $1 million annually in operating expenses.

Bradington-Young plans to implement the consolidation over the next 60 days and expects to be complete by mid- January 2011. Once the consolidation is finalized, management expects the Hickory plant to be operating at close to its capacity.

In connection with the consolidation, Hooker Furniture expects to record total restructuring and related asset impairment charges of approximately $1.7 million pretax ($1.1 million after tax, or $0.10 per share) as follows:

  Non-cash asset impairment charges of approximately $1.3 million pretax ($858,000 after tax, or $0.08 per share) to write down the Cherryville facility’s real and personal property to estimated fair market value, which are expected to be recorded in the fiscal 2011fourth quarter;
  Severance and benefit costs of approximately $312,000 pretax ($206,000 after tax, or $0.02 per share), which are expected to be recorded in the fiscal 2011 fourth quarter; and
  Disassembly costs and moving costs of approximately $40,000, which are expected to be expensed as incurred during the fiscal 2011 fourth quarter.
Hooker Furniture expects future cash expenditures related to the consolidation to be approximately $352,000, which consists of the severance and benefit costs and the disassembly and moving costs which are detailed above.

A copy of the press release announcing the consolidation of the Bradington-Young manufacturing operation is furnished as Exhibit 99.1 hereto.

Forward-Looking Statements

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to; when or whether we are able to implement and complete the Cherryville relocation and consolidation as expected; whether the expected number of employees will be willing to transfer to the Hickory manufacturing and administrative facilities; whether we incur higher than expected charges or cash expenditures related to the Cherryville relocation and consolidation; whether we will achieve anticipated operating cost savings and efficiencies when and if the Cherryville relocation and consolidation is completed; whether we experience disruptions to our domestic manufacturing operations resulting from the planned Cherryville relocation and consolidation; when and whether we will be able to dispose of the Cherryville plant and surplus or obsolete machinery and equipment at anticipated values, as well as other risk and uncertainties discussed under the heading "Forward-Looking Statements" in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010.

Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Item 9.01. Financial Statements and Exhibits.

    Exhibit 99.1.       Press release dated November 8, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooker Furniture Corporation (Registrant)
November 8, 2010 (Date)	/s/ PAUL A. HUCKFELDT Paul A. Huckfeldt Chief Accounting Officer